EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

CapitalSouth Bancorp

We consent to the incorporation by reference in the registration statement (No. 333-132519) on Form S-8 of CapitalSouth Bancorp of our report dated March 17, 2006, with respect to the consolidated balance sheets of CapitalSouth Bancorp and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005 Annual report on Form 10–K of CapitalSouth Bancorp.

/s/ KPMG LLP

Birmingham, Alabama

March 29, 2006